EXHIBIT 99.1

Upexi Approved for Options Trading on Nasdaq

TAMPA, FL – June 5, 2025 – Upexi, Inc. (NASDAQ: UPXI), a brand owner specializing in the development, manufacturing, and distribution of consumer products with diversification into the cryptocurrency space, today announced that options on its common stock are approved for trading on the Nasdaq Options Market.

The options will trade under the ticker symbol “UPXI” and include a range of standard expiration dates and strike prices. The listing of options on UPXI shares provides investors with additional tools for managing risk and capitalizing on the Company’s performance and future growth prospects.

“The introduction of options trading is a milestone that reflects Upexi’s increasing visibility and liquidity in the public markets,” said Allan Marshall, Chief Executive Officer of Upexi. “We view this as a positive development that enhances the ways in which investors can invest in our company as we continue to execute our growth strategy.”

Options trading is expected to support broader investor participation and flexibility. Investors can access UPXI options through major brokerage platforms and trading networks that support equity options on the Nasdaq exchange.

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the Cryptocurrency industry and cash management of assets through a Cryptocurrency Portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

Follow Upexi on X - https://twitter.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/marshall_a22015

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254